Exhibit 10.2

SECOND AMENDMENT TO THE SHYFT GROUP, INC. 2016 STOCK INCENTIVE PLAN

This SECOND AMENDMENT TO THE SHYFT GROUP, INC. 2016 STOCK INCENTIVE PLAN (this “Amendment”) is hereby adopted as of the Effective Time, as defined in the Merger Agreement (defined below).

WHEREAS, the Shyft Group Inc. (the “Company”) maintains the Shyft Group Inc. 2016 Stock Incentive Plan (the “Plan”) pursuant to which Incentive Awards (as defined in the Plan) have been granted and remain outstanding;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 16, 2024 (together with all exhibits, schedules and annexes thereto, and as may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), ASH US Group, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a Michigan corporation and a direct, wholly owned subsidiary of Holdco and indirect, wholly owned subsidiary of Aebi Schmidt, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly-owned subsidiary of Holdco and an indirect, wholly-owned subsidiary of Aebi Schmidt; and

WHEREAS, Section 2.05 of the Merger Agreement provides, among other things, that following the consummation of the Merger, Incentive Awards shall relate to shares of Aebi Schmidt Common Stock (as defined in the Merger Agreement) and Section 4.03(b) of the Plan provides for the adjustment of Incentive Awards in connection with a merger approved by the Board of Directors of the Company.

NOW, THEREFORE, effective as of the consummation of the Effective Time (as defined in the Merger Agreement), the Plan is hereby amended as set forth herein.

1.          Settlement in Shares of Aebi Schmidt Common Stock.

a.	Section 2 of the Plan shall be amended by adding the following Section 2.32:

2.32.  “Aebi Schmidt Common Stock” means the common stock of Aebi Schmidt, par value $1.00 per share, and any subsequent entry of a capital increase in the commercial register of Aebi Schmidt, as applicable.

b.	Section 10 of the Plan shall be amended by adding the following new Section 10.10:

10.10.  Share Adjustments; Settlement in shares of Aebi Schmidt Common Stock.  Notwithstanding anything to the contrary in the Plan, effective as of immediately following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 16, 2024 (together with all exhibits, schedules and annexes thereto, and as may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), ASH US Group, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Aebi Schmidt, and Badger Merger Sub, Inc., (i) each Incentive Award shall relate to the number of shares of Aebi Schmidt Common Stock as set forth in Section 2.05 of the Merger Agreement, and (ii) each Incentive Award that vests and as to which all other conditions to the settlement of such Incentive Award have been satisfied shall not be settled in shares of Common Stock and shall, instead, be settled in shares of Aebi Schmidt Common Stock.

2.  Except as set forth in this Amendment, the Plan shall remain in full force and effect in accordance with its terms.